FOR IMMEDIATE RELEASE

NovaDel Pharma Receives FDA Approval of NitroMist™

-- Approval Validates Company’s Oral Spray Technology & Regulatory Strategy --

Flemington, NJ, November 3, 2006 - NovaDel Pharma Inc. (AMX: NVD) today announced that NitroMist™ (Nitroglycerin Lingual Aerosol) has been approved by the U.S. Food and Drug Administration (FDA) for acute relief of an attack or acute prophylaxis of angina pectoris due to coronary artery disease. NitroMist™ is NovaDel’s first product approval utilizing its proprietary oral spray technology. The North American commercial rights for NitroMist have been licensed to Par Pharmaceutical Companies, Inc. (NYSE: PRX).

“The FDA’s approval of NitroMist™ is a major milestone for NovaDel, as it represents the first approval of a drug using our proprietary oral spray technology. This achievement also further validates our ability to develop innovative drugs and gain FDA approval using the 505(b)(2) regulatory pathway,” commented Jan Egberts, M.D., President and CEO of NovaDel. “With this approval, we will now focus our resources on the rapid advancement of our pipeline of compounds that promise to provide faster onset of action and more patient-friendly dosing. We are particularly excited about the potential of Sumatriptan Oral Spray and Zolpidem Oral Spray, which respectively target patients suffering from migraines and insomnia.”

“We are very pleased that our partnership with NovaDel has successfully delivered an additional treatment option for those patients who suffer from acute angina,” stated Paul Campanelli, Senior Vice President, Business Development & Licensing at Par. “At this time, we are finalizing our commercialization strategy for the product.”

Data from the NitroMist™ clinical trials demonstrate the drug’s efficacy in the treatment of angina. In a double-blind, single-center, placebo-controlled, 4-period crossover study in 30 subjects with stable angina pectoris, doses of 0.2, 0.4, and 0.8 mg of nitroglycerin delivered by NitroMist™ were compared to placebo. The primary efficacy endpoint was exercise tolerance as measured by time to development of moderate angina while on an exercise treadmill. The primary endpoint was achieved with all three nitroglycerin oral spray groups demonstrating statistically significantly increase in time to angina compared to placebo (p<0.0003).

NovaDel expects to receive a milestone payment from Par Pharmaceutical as a result of this approval.

About NitroMist™

NitroMist™ is an oral spray formulation of the drug most often used to treat angina pectoris, nitroglycerin. Angina is pain in the chest due to lack of blood and oxygen supply to the heart muscle resulting from an acute coronary syndrome and must be treated emergently. The American Heart Association estimates that over six million people in the United States suffer from angina.

IMPORTANT SAFETY INFORMATION

Administration of NitroMist™ is contraindicated in patients who are using PDE5 inhibitors such as Viagra® (sildenafil), Levitra® (vardenafil), and Cialis® (tadalafil). These products have been shown to potentiate the hypotensive effects of nitrate drugs such as NitroMist™. NitroMist™ is also contraindicated in patients with severe anemia, increased intracranial pressure, or with a known hypersensitivity to nitrates or nitrites. Excessive use may lead to the development of tolerance. Severe hypotension, particularly with upright posture, may occur even with small doses of nitroglycerin. The drug should therefore be used with caution in patients who may be volume-depleted or who are already hypotensive. Nitroglycerin produces dose-related headaches, which may be severe.

Full prescribing information is available at NovaDel’s website at: www.novadel.com.

NitroMist™ is a pending trademark of Par Pharmaceutical Companies, Inc.

Viagra® is a registered trademark of Pfizer Inc.

Levitra® is a registered trademark of Bayer Aktiengesellschaft.

Cialis® is a registered trademark of Lilly ICOS LLC.

About Par Pharmaceutical Companies, Inc.

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drug and innovative branded products for specialty markets. For press release and other company information, visit www.parpharm.com.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) more rapid delivery of drugs to the bloodstream allowing for quicker onset of therapeutic effects compared to conventional oral dosage forms; (ii) increased bioavailability of a drug by avoiding metabolism by the liver; (iii) improved drug safety profile by reducing the required dosage, including possible reduction of side effects; (iv) improved dosage reliability; (v) allowing medication to be taken without water; (vi) avoiding the need to swallow as is the case with many medications; and (vii) improved patient convenience and compliance. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit www.novadel.com.

NovaDel Safe Harbor Statement

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For Further Information:

NovaDel Pharma Inc.	MacDougall Biomedical Communications:
Michael Spicer	Jennifer LaVin (investors)
Chief Financial Officer	Kari Watson (media)
(908) 782-3431 x2550	(508) 647-0209

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